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                                                                    EXHIBIT 10.3


                          PURCHASE AND SALE AGREEMENT


         This Purchase and Sale Agreement (this "Agreement") dated July 30, 1999 is by and between Seagull Energy E&P Inc., a Delaware corporation ("Seller") and Cross Timbers Oil Company, a Delaware corporation ("Buyer").


                                  WITNESSETH:

         WHEREAS, Seller owns all of the issued and outstanding shares of Arkoma Holding Corporation, a Delaware corporation (the "Company"); and

         WHEREAS, Seller currently owns certain oil and gas properties and related assets in Arkansas and Oklahoma (the "Seagull Assets") that are included in the Assets (as hereinafter defined) and Seller's affiliate, Ocean Energy Resources, Inc. ("OERI"), currently owns certain oil and gas properties and related assets in Arkansas (the "OERI Assets") that are included in the Assets; and

         WHEREAS, Seller intends to convey the Seagull Assets to Company and OERI intends to convey the OERI Assets to Company, in each case, prior to the Closing (as hereinafter defined); and

         WHEREAS, Fidelity Oil Holdings, Inc. and JMI Energy, Inc. (collectively, the "Joint Owners") each own certain undivided interests in the Assets, which undivided interests Company intends to acquire prior to the Closing (such acquisition by Company, together with its acquisition of the Seagull Assets and the OERI Assets, are hereinafter referred to as the "Pre-Closing Transactions"):

         WHEREAS, Seller is willing to sell to Buyer and Buyer is willing to buy from Seller all of the issued and outstanding shares of Company ("Shares") on the terms and conditions herein set forth.

         NOW THEREFORE, for and in consideration of the mutual benefits derived and to be derived from this Agreement by each party hereto, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

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                                   ARTICLE 1
                          PURCHASE AND SALE OF SHARES

         1.1 Agreement to Purchase and Sell Shares and Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to buy from Seller, and Seller agrees to sell, transfer, assign and convey to Buyer, all of the Shares.

         1.2 Assets. Subject to Section 1.3, the term "Assets" shall mean (i) prior to the consummation of the Pre-Closing Transactions, all of each of Seller's and OERI's (collectively, the "Current Owners") right, title and interest in and to, and (ii) following the consummation of the Pre-Closing Transactions, all of Company's right, title and interest in and to:

                  (a) the wells described on Exhibit "A" attached hereto and all other water, disposal, injector and other wells (the "Wells") located on the Properties (as hereinafter defined) and the oil, gas and mineral leases, and the leasehold estates created thereby, the mineral servitudes, mineral interests, royalty and overriding royalty interests and any other real property interests covering, related to or associated with such Wells, including the leases, mineral interests and other real property interests described on Exhibit "A-1" hereto (collectively, the "Properties", or singularly, a "Property");

                  (b) all rights incident to the Wells or the Properties including, without limitation, (i) all rights with respect to use and occupation of the surface thereof and subsurface depths thereunder,
         (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Property being a part thereof, including all production from such pool or unit allocated to such Property, and
         (iii) all tenements, hereditaments and appurtenances pertaining to such Wells and Properties;

                  (c) all easements, rights-of way, servitudes, permits, licenses and other estates or similar rights or privileges related to or used in connection with the Wells or the Properties (the "Easements");

                  (d) all personal property, pipelines, equipment, machinery, fixtures and improvements located on or used in connection with the Wells, the Properties and the Easements and all rolling stock used primarily in connection with the ownership or operation of the Wells, Properties or Easements;

                  (e) the surface property described in Exhibit A-2 and all improvements located thereon, together with all office equipment, computers and other personal property located upon such surface property and primarily used in connection with the ownership or operation of the Wells or Properties;

                  (f) all contracts, agreements, leases and other arrangements related to or used in connection with (but only to the extent that such contracts, agreements, leases and other arrangements relate to) the Wells, the Properties and the Easements including (without making any representation or warranty as to whether there are any or whether if there are, they are effective or terminated) all the Current Owners' and Company's rights


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         under and by virtue of all covenants and warranties pertaining to the
         Assets, express or implied, (such as, without limitation, title warranties and manufacturers', suppliers' and contractors' warranties), that have been heretofore been made by the Current Owners' or Company's predecessors in title or by any third party manufacturers, suppliers and contractors, such that the transaction contemplated hereunder shall be made with full substitution and subrogation of Buyer, its successors and assigns, in and to and under and by virtue of the covenants and warranties described in this subsection (e) and with full subrogation to all rights accruing under the statutes of limitation and repose in relation to the Assets and all causes of action, rights of action or warranties of the Current Owners or Company against all former owners of the Assets, except predecessors in title who are subsidiaries or affiliates of Seller (but such former owners shall include OERI and Seller);

                  (g) all oil, gas distillate, condensate, casinghead gas and other liquid or gaseous hydrocarbons and other minerals (collectively, "Hydrocarbons") produced from or attributable to the Wells or the Properties, and proceeds attributable thereto, to the extent attributable to the period of time on and after the Effective Time;

                  (h) all suspense accounts held by the Current Owners or Company relating to the Properties;

                  (i) all books, records, files, muniments of title, reports and similar documents and materials that relate to the foregoing interests that are not to be held confidential with other non-affiliated third parties; and

                  (j) all geological, engineering, exploration, production, geophysical and seismic data and information related to the Wells or the Properties that the Current Owners or Company own or are able to transfer or assign under any currently effective agreement relating to any such data and information. Buyer is responsible for all fees (including any such fees arising in connection with the Pre-Closing Transactions or the sale of the Shares) related to transferring or assigning such data unless Buyer notifies Seller prior to the Closing that it declines to accept a transfer or assignment thereof.

         1.3 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby (collectively, the "Excluded Assets");

                  (a) all geological, engineering, exploration, production, geophysical and seismic data and information that by currently effective agreement any Current Owner is prohibited or unable to sell, transfer or assign to Company or Buyer (including prohibitions due to a sale of the Shares) (provided that Seller will use all reasonable efforts to obtain necessary consents to transfer or assign such data and information to Buyer);


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                  (b) any refund of taxes or other costs or expenses borne by the Current Owners or Company or their predecessors in title attributable to the period of time prior to the Effective Time; and

                  (c) any and all proceeds from the settlements or final adjudication of contract or audit disputes that any Current Owner or Company or their predecessors in title receive from co-owners or operators of the Wells or the Properties or with purchasers, gatherers, processors or transporters of Hydrocarbons from or attributable to the Wells or the Properties including, without limitation, settlement of royalty, take-or-pay, pricing or volume adjustment disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Time.

         1.4 Effective Time. The term "Effective Time" as used herein shall mean 7:00 a.m. local time in Houston, Texas on July 1, 1999.

                                   ARTICLE 2
                                 PURCHASE PRICE

         2.1 Purchase Price. Buyer agrees to pay to Seller at the Closing the amount of $235,300,000 (the "Purchase Price"), as adjusted in accordance with the provisions of Section 9.2, by means of a completed wire transfer of immediately available funds to an account designated by Seller.

         2.2 Allocated Values. The parties agree to allocate the Purchase Price among the Wells and Properties for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as
Schedule 2.2 (the "Allocated Values"). Seller and Buyer each agree that they will not (and they shall cause their affiliates not to) take any position inconsistent with such allocation in preparing all tax returns and tax reports to governmental authorities ("Tax Returns") or otherwise.

                                   ARTICLE 3
                       REPRESENTATIONS AND WARRANTIES OF
                                     SELLER

         Subject to Sections 11.4, 14.7 and 14.8, Seller represents and warrants to Buyer that:

         3.1 Ownership of Shares; Organization and Good Standing. Company and the Current Owners are corporations duly organized, validly existing and in good standing under the laws of the state of their incorporation with full corporate power, right and authority to own and lease the properties and assets they currently own and lease and to carry on their business as such businesses are currently being conducted. The Current Owners are, and as of the Closing, Company will be, duly licensed or qualified under the laws of, and each is in good standing in, each jurisdiction where, because of the nature of its activities or properties, such licensing or qualification is required, except where the failure to be so licensed or qualified would not,


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individually or in the aggregate, have a Material Adverse Effect. Seller is the owner of the Shares, free and clear of any lien, charge or encumbrance and has full right and authority to transfer the Shares to Buyer. The authorized capital stock of Company consists of 1,000 shares of common stock, par value $0.01 per share, all of which are issued and outstanding and constitute the Shares. There are no existing subscriptions, agreements, options, warrants, rights, calls or commitments of any character providing for the issuance of any additional shares of Company (or any other interest in the ownership or earnings of Company), the sale of treasury shares, or for the purchase or redemption of shares of Company's capital stock and there are no outstanding securities or other instruments convertible into or exchangeable for shares of such capital stock and no commitment to issue such security or instruments. For purposes of this Agreement, an occurrence or condition shall have a "Material Adverse Effect" if it has a material adverse effect on the use, ownership or operation of the Assets, taken as a whole, or materially hinders or impedes the consummation of the transactions contemplated by this Agreement.

         3.2 Authorization of Agreement; No Violation; No Consents. This Agreement has been duly executed and delivered by Seller. Seller has the full corporate power and authority to enter into this Agreement, to make the representations, warranties, covenants and agreements made herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Seller. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby (a) will conflict with or result in a breach, default or violation of
(i) the terms, provisions or conditions of the Certificate or Articles of Incorporation or Bylaws of the Current Owners or Company or (ii) any judgment, decree or order or any governmental permit, certificate, license, Law (as hereinafter defined) or any judgment, decree or order to which the Current Owners or Company is a party or is subject, or to which any of the Assets are subject, except for (A) consents and approvals from Governmental Entities (as hereinafter defined) that are customarily obtained after closing in connection with a sale of assets such as the Shares or the transfer of properties such as the Assets (as is contemplated in connection with the Pre-Closing Transactions) (the "Customary Post-Closing Consents") or (b) will result in the creation of any lien, charge or other encumbrance on any of the Assets or Shares.

         3.3 Governmental Consents. No consent, action, approval or authorization of, or registration, declaration or filing with, any domestic or foreign court, government, governmental agency, authority, entity or instrumentality ("Governmental Entity") is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement by Seller, Seller's performance of the terms of this Agreement, the consummation of the Pre-Closing Transactions, or the validity or enforceability hereof against Seller, except for Customary Post-Closing Consents.

         3.4 Enforceability. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors' rights generally and general principles of equity.


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         3.5 Brokers. Other than Banc of America Securities LLC, no broker or finder has acted for or on behalf of Seller or any affiliate of Seller in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

         3.6 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the knowledge of Seller, threatened against the Current Owners, Company or any affiliate of Seller.

         3.7 Suits. Other than the matters set forth on Schedule 3.7, there is no suit, action, claim, investigation or inquiry by any person or entity or by any Governmental Entity and no legal, administrative or arbitration proceeding pending or, to the knowledge of Seller, threatened relating to the Shares or Assets and to which the Current Owners or Company or any affiliate thereof is a party.

         3.8 Public Utility Holding Company Act. Neither the Current Owners or Company nor any subsidiary of Seller is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations thereunder (the "1935 Act").

         3.9 Investment Company Act. None of the Current Owners or Company is an "investment company" or a company "controlled" by an "investment company", in each case within the meaning of the Investment Company Act of 1940, as amended.

         3.10 No Adverse Changes. Except as permitted or disclosed in this Agreement or any Exhibits or Schedules hereto, since the Effective Time, there have been no events that would have, individually or in the aggregate, a Material Adverse Effect on the Assets, other than events affecting the U.S. economy or the oil and gas industry in general and, except as is contemplated by the Pre-Closing Transactions, since the Effective Time, neither the Current Owners or Company have made any sale, transfer or other disposition of the Assets (other than sales of Hydrocarbons in the ordinary course of business) and Seller has made no sale, transfer or other disposition of the Shares.

         3.11 Compliance With Laws. To the knowledge of Seller, none of the Current Owners is and, as of the Closing, Company is not, in default or violation of any domestic or foreign statute, law, ordinance, rule, regulation or common or civil law obligation ("Law") of any Governmental Entity applicable to it and related to the Assets or Shares, or by which the Assets or Shares are bound.

         3.12 Governmental Licenses, Permits and Certificates. To the knowledge of Seller, prior to the consummation of the Pre-Closing Transactions, the Current Owners possess, and following consummation of the Pre-Closing Transactions, Company possesses all governmental licenses, permits, exemptions, approvals and certificates necessary for the ownership and operation of the Assets, except for those licenses, permits, exemptions, approvals or certificates


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that are customarily obtained after the transfer of properties similar to the
Assets (as is contemplated in connection with the Pre-Closing Transactions).

         3.13 Wells. To the knowledge of Seller, (a) all of the wells in which, prior to the consummation of the Pre-Closing Transactions, any of the Current Owners and, following the consummation of the Pre-Closing Transactions, Company has an interest by virtue of its ownership of the Properties have been drilled and completed within the boundaries of such Property or within the limits otherwise permitted by contract, pooling or unitization agreement, or by Law,
(b) all drilling and completion of such wells and all operations with respect thereto have been conducted in compliance with all applicable Laws and (c) all such wells have been produced in compliance with allowables allocated thereto by the applicable Governmental Entity.

         3.14 Gas Prepayment Arrangements; Take-or-Pay. Except for gas imbalances between the Current Owners or Company and any third party working interest owners or gatherers or transporters relative to the Properties which are set forth on Schedule 3.14 (such imbalances, excluding the imbalance relating to the Johnson "O" Well in the Ross Field, Pope County, Arkansas, are referred to herein as the "Gas Imbalances"), to the knowledge of Seller, none of Company or the Current Owners is not obligated by any gas prepayment arrangement or by any "take-or-pay" requirement or by any other financial penalty or payback obligation to deliver any gas at a future time without then or thereafter receiving payment therefor.

         3.15 Condition of Equipment. To the knowledge of Seller, all personal property, equipment, machinery, fixtures and improvements currently in use and material to the ownership and operation of the Assets is in use and is in reasonable repair, ordinary wear and tear excepted.

         3.16 Foreign Person. Seller is not a foreign person as contemplated by
Section 1445 of the Internal Revenue Code.

         3.17 Title to Property. As of the date hereof, the Current Owners have, and as of the Closing, Company will have, Defensible Title (as hereinafter defined) to the Properties, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present ownership, operation, or use of the Property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on any of the Properties.

         3.18 Environmental Matters. As used herein, "Environmental Laws" means applicable federal, state, and local laws, including statutes, regulations and orders, ordinances, and common law, relating to protection of the public health, welfare, and the environment, including without limitation, those laws relating to storage, handling and use of chemicals and other hazardous materials, those relating to the generation, processing, treatment, storage, transport, disposal, or other management of waste materials of any kind, and those relating to the protection of environmentally sensitive areas; "Violation of Environmental Laws" means the violation of or the failure to meet the specific objective requirements or standards that are clearly applicable to an Asset under applicable Environmental Laws; "Release" means depositing, spilling, leaking,


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pumping, pouring, emitting, emptying, discharging, injecting, escaping, leasing, dumping, or disposing; "Hazardous Material" means "hazardous substance", "pollutant or contaminant", and "petroleum and natural gas liquids", as those terms are defined or used in Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"); and "Conditions" means Release or the presence of Hazardous Materials.

         To the knowledge of Seller and unless otherwise disclosed on Schedule 3.18:

                  (a) With respect to its use, ownership and operation of the Properties, prior to the consummation of the Pre-Closing Transactions, the Current Owners are and, following the consummation of the Pre-Closing Transactions, Company is, in compliance with all applicable Environmental Laws.

                  (b) There has been no Release and there is no current threat of Release of any Hazardous Materials on, onto, or from the Properties that has resulted in or could result in (i) a material violation of any Environmental Laws or the creation of any material liability or obligations, including without limitation, notification, deed recordation, or remediation, under any Environmental Laws, or (ii) a material diminution in value of any Property. The Properties have not contained and currently contain no underground or aboveground storage tanks, no "PCBs" or "PCB items" (as those terms are defined in the U.S. Code of Federal Regulations), and no asbestos.

                  (c) With regard to activities and conditions on the Properties, none of the Current Owners or Company has given, or was required to give, and none of the Current Owners or Company has received, any notice that: (i) such entity has violated, or is about to violate, any Environmental Laws with respect to the Properties;
         (ii) there has been a Release, or there is a threat of Release, of Hazardous Materials from the Properties; (iii) such entity may be or is liable, in whole or in part, for the costs of cleaning up, remediating, removing or responding to a Release of Hazardous Materials with respect to the Properties ; (iv) the Properties are subject to a lien in favor of any Governmental Entity for any liability, cost or damages, under any Environmental Laws arising from or costs incurred by such governmental entity in response to a Release of Hazardous Materials. No conditions currently exist, or are reasonably foreseeable, that would give rise to such a notice.

                  (d) Prior to the consummation of the Pre-Closing Transactions, the Current Owners have, and following the consummation of the Pre-Closing Transactions, Company has all permits, licenses, certificates, approvals, registrations, and applications (hereinafter "Environmental Permits"), necessary to comply with all Environmental Laws applicable to the Properties, except, with respect to Company, for those Environment Permits customarily obtained after the transfer of properties similar to the Assets (as is contemplated in the Pre-Closing Transactions). In connection with the Pre-Closing Transactions, the Current Owners and Company shall cooperate in obtaining the transfers of all Environmental Permits and agree to satisfy all notice and approval requirements for such transfers.


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         3.19 Status of Leases. With respect to the oil, gas and/or mineral leases relating to the Properties, to the knowledge of Seller: (i) such leases have been maintained according to their terms, in compliance with the agreements to which such leases are subject; (ii) such leases are presently in full force and effect; (iii) all royalties (other than royalties held in suspense), delay rentals and other payments due under such leases have been properly and timely paid and all conditions necessary to keep such leases in force have been fully performed; and (iv) none of the Current Owners or Company nor, to the knowledge of Seller, any other party to any such lease has received notice of any claim or action seeking to terminate, cancel, rescind or procure a judicial reformation of any such lease or any provisions thereof or seeking the release of any such lease (or portion thereof) comprising any part of the Properties or the drilling of any additional wells on such lease (or portion thereof).

         3.20 Operations and Expenditures. With respect to any joint, unit or other operating agreements affecting the Properties, there are no outstanding calls or payments under authorities for expenditures concerning any single expenditure to be made by any of the Current Owners or Company in excess of Fifty Thousand Dollars ($50,000) which are due or which such entity has committed to make and which have not been made.

         3.21 Plugged/Nonproducing Wells. To the knowledge of Seller, (i) plugged wells located on the Properties have been properly plugged and there are no abandoned unplugged well bores located on the Properties which good oil field practice would require plugging and (ii) none of the wells on the Properties are currently required to be plugged and abandoned under the Law of any Governmental Entity.

         3.22 Removal of Equipment. From the date hereof to the Closing, none of the Current Owners or Company will remove, exchange, suffer loss or destruction (casualty or otherwise) of any personal property, equipment, machinery, fixtures or improvements, material to the use, ownership, or operation of the Properties without replacement thereof with personal property, pipelines, equipment, machinery, fixtures or improvements of equal or better value and specifications.

         3.23 Preferential Rights. To the knowledge of Seller, Schedule 10.2(b) identifies all Wells that may be subject to any preferential rights of purchase or comparable rights.

         3.24 Disclosure. To the knowledge of Seller, no statement contained in any document, certificate, or other writing furnished or to be furnished by Seller or its affiliates to Buyer in this Agreement or any Exhibit or Schedule hereto contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.


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                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller that:

         4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with full corporate power, right and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently being conducted. Buyer is duly licensed or qualified under the laws of, and is in good standing in, each jurisdiction where, because of the nature of its activities or properties, such licensing or qualification is required, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

         4.2 Authorization of Agreement; No Violation; No Consents. This Agreement has been duly executed and delivered by Buyer. Buyer has the full corporate power and authority to enter into this Agreement, to make the representations, warranties, covenants and agreements made herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Buyer. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby (a) will conflict with or result in a breach, default or violation of (i) the terms, provisions or conditions of the Certificate or Articles of Incorporation or Bylaws of Buyer or (ii) any judgment, decree or order or any governmental permit, certificate, license, law, statute, rule or regulation or any judgment, decree or order to which Buyer is a party or is subject, or to which the business, assets or operations of Buyer are subject, except for (A) Customary Post-Closing Consents and (B) any conflict, breach, default or violation that would not have, individually or in the aggregate, a Material Adverse Effect or (b) will result in the creation of any lien, charge or other encumbrance on any property or assets of Buyer. Buyer is now, and after Closing shall continue to be, qualified with all applicable governmental entities to own and operate the Assets.

         4.3 Governmental Consents. No consent, action, approval or authorization of, or registration, declaration or filing with, any Governmental Entity is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement by Buyer or Buyer's performance of the terms of this Agreement or the validity or enforceability hereof against Buyer, except for Customary Post-Closing Consents.

         4.4 Enforceability. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and general principles of equity.

         4.5 Brokers. No broker or finder has acted for or on behalf of Buyer or any affiliate of Buyer in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in


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any way on agreements, arrangements or understandings made by or on behalf of
Buyer or any affiliate of Buyer for which Seller or any of its affiliates has or will have any liabilities or obligations (contingent or otherwise).

         4.6 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the knowledge of Buyer, threatened against Buyer or any affiliate of Buyer.

         4.7 Suits. There is no suit, action, claim, investigation or inquiry by any person or entity or by any Governmental Entity and no legal, administrative or arbitration proceeding pending or, to the knowledge of Buyer, threatened (a) to which Buyer or any affiliate thereof is a party and (b) that would have a Material Adverse Effect.

         4.8 Public Utility Holding Company Act. Neither Buyer nor any subsidiary of Buyer is subject to regulation under the 1935 Act.

         4.9 Investment Company Act. Buyer is not an "investment company" or a company "controlled" by an "investment company", in each case within the meaning of the Investment Company Act of 1940, as amended.

         4.10 Investment. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets, the Shares and the value thereof. Buyer is acquiring the Shares and the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities law, rule, regulation or order.

         4.11 Financing. Buyer has currently available (including funds that can be drawn under existing lines of credit) all funds necessary to pay the Adjusted Purchase Price (as hereinafter defined) and any other amounts contemplated by this Agreement. Buyer's ability to consummate the transactions contemplated hereby is not contingent on its ability to obtain financing from any lender or to complete any public or private placement of securities prior to or upon the Closing.

         4.12 Foreign Person. Buyer is not a foreign person as contemplated by
Section 1445 of the Internal Revenue Code.


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
                                   ARTICLE 5
                              COVENANTS OF SELLER

         Seller covenants and agrees, except as otherwise contemplated by this Agreement, that:

         5.1 General. Seller will, and Seller shall cause its affiliates to, use their reasonable efforts in good faith to take all actions and to do all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including the Pre-Closing Transactions.

         5.2      Operation of the Assets.

                  (a) Subject to the provisions of applicable operating and other agreements and the Pre-Closing Transactions, from the Effective Time to the Closing, Seller shall (and Seller shall cause its affiliates, including Company to), operate and administer the Assets in a good and workmanlike manner consistent with Seller and its affiliates' past practices, and (subject to the consummation of the Pre-Closing Transactions) shall carry on the business with respect to the Assets in substantially the same manner as before execution of this Agreement. Seller shall use its (and shall cause its affiliates to use their) reasonable efforts to preserve in full force and effect the Properties, Easements and the contracts included in the Assets.

                  (b) From and after the date hereof until the Closing, Seller shall (and shall cause its affiliates to), except for emergency action taken in the face of risk to life, property or the environment, (i) submit to Buyer for prior written approval, all requests for operating or capital expenditures that involve individual commitments of more than Fifty Thousand Dollars and No/100 ($50,000) net to Company and the Current Owners, and all material proposed contracts and agreements relating to the Assets, (ii) consult with, inform and advise Buyer regarding all material matters concerning the operation, management and administration of the Assets and (iii) obtain Buyer's written approval prior to voting for any material matter under any operating, joint venture, partnership or similar agreement covering the Properties including, without limitation, any vote relating to reworking, recompleting or plugging an existing well.

                  (c) Buyer acknowledges that, prior to the consummation of the Pre-Closing Transactions, the Current Owners own, and upon consummation of the Pre-Closing Transactions Company will own, an undivided interest in certain of the Properties, and Buyer agrees that the acts or omissions of the other working interests owners, joint venturers or partners who are not affiliated with any of Company or the Current Owners shall not constitute a violation of the provisions of this Article 5, nor shall any action required by a vote of working interest owners, joint venturers or partners constitute such a violation so long as such party has voted its interest in a manner that complies with the provisions of this Article 5. To the extent that none of Company or Current Owners is the operator or managing venturer or partner of any of the Properties, the obligations of such parties in this Article 5 shall be construed to require that such party use reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator or managing venturer or partner of such Properties to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

         5.3 Access. Buyer and its representatives, employees, consultants, independent contractors, attorneys and other advisors (the "Buyer Parties") have been and shall be given, until such books and records of Seller and its affiliates are physically transferred to Buyer, full access to the Properties (after executing a mutually agreeable confidentiality agreement) and to the books and records of Seller and its affiliates that are included in the Assets for the purpose of conducting an investigation of the Assets; provided, however, that such investigation shall be conducted during Seller's and its affiliates' normal business hours and in a manner that does not interfere with normal operations of such entities. Such books and records will be physically transferred to Buyer at Buyer's cost on or before the Closing. Seller and its affiliates will cause their employees, counsel, accountants and other representatives to be available to the Buyer Parties at all reasonable times for purposes of such investigations.

         5.4 Pre-Closing Transactions. Prior to the Closing, Seller shall transfer the Seagull Assets to Company pursuant to a form of assignment substantially in the form attached hereto as Exhibit "B" (the "Assignment"). Prior to the Closing, Seller shall cause its affiliate, OERI, to transfer the OERI Assets to Company pursuant to a form of the assignment substantially in the form of the Assignment. Immediately, prior to the Closing, the Company shall acquire from the Joint Owners their respective interests in the Assets pursuant to a form of assignment mutually acceptable to Seller and Buyer.

         5.5 Section 338(h)(10) Election. With respect to Seller's sale and Buyer's purchase of the Shares of Company, Seller and Buyer jointly shall make a timely election under Section 338(h)(10) of the Internal Revenue Code, and under any provision of any state law for which the same or a comparable election is permissible with respect to the foregoing transaction, so as to have the gain from the deemed sale of the assets of Company and each other member of the Company group recognized in Seller's consolidated federal income tax return and any state income tax return for which the same or a comparable election is permissible (collectively, the "Election"). Seller and its affiliates agree to report the sale and purchase of the Shares in a manner that is consistent with the Election and shall take no position contrary thereto unless required to do so by law or pursuant to a determination by the Internal Revenue Service or any applicable state or local taxing authority.

                                   ARTICLE 6
                               COVENANTS OF BUYER

         Buyer covenants and agrees, except as otherwise contemplated by this Agreement, that:

         6.1 Further Assurances. Buyer hereby gives Seller further assurance that it will use its reasonable efforts in good faith to take all actions and to do all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

         6.2 Employee Matters. Buyer may offer employment, to be effective upon the Closing, to those employees of Seller and/or its affiliates that are primarily involved in the operations of the Assets and that are listed on
Schedule 6.2 hereto (the "Employees"). Prior to Closing, Buyer shall provide to Seller, in writing, a list of those Employees to whom Buyer has made offers of employment. Except as hereinafter provided, Buyer shall have full discretion in determining the terms, conditions and benefits relating to such employment. Buyer shall provide severance benefits to each Employee employed by Buyer or its affiliates (i) who is a Covered Employee (as such term is defined in the Management Stability Plan previously provided to Buyer by Seller, such plan being hereinafter referred to as the "MSP") as of Closing and (ii) whose employment is subject to an Involuntary Termination (as such term is defined in the MSP) prior to April 1, 2001 equal to the severance benefits such Employee would have received under the MSP (as in effect as of Closing); provided, however, that in the event an Employee's employment is subject to an Involuntary Termination within six months following Closing, Seller shall reimburse Buyer for the cost of any severance benefits provided to such Employee.

         6.3 Election Filings. Buyer shall prepare the filings required in connection with the Election and provide drafts of the same to Seller on or before February 1, 2000, for Seller's review and approval

                                   ARTICLE 7
                      CONDITIONS TO OBLIGATIONS OF SELLER

         The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the following conditions:

         7.1      Delivery.  Buyer has delivered to Seller at Closing:

                  (a) the Estimated Adjusted Purchase Price (as hereinafter defined);

                  (b) an opinion of Buyer's general counsel in the form of Exhibit "C" attached hereto; and

                  (c) any other agreements, documents, certificates, approvals, consents or other instruments reasonably necessary to consummate the transactions contemplated by this Agreement.

         7.2 Representations. The representations and warranties of Buyer contained herein shall be true and correct in all material respects on the date of Closing as though made on and as of that date.

         7.3 Performance. Buyer shall have performed in all material respects the obligations, covenants and agreements hereunder to be performed by it at or prior to the Closing.

         7.4 Pending Matters. No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks substantial damages from

Seller or the Company in connection with, or seeks to restrain, enjoin or otherwise prohibit the consummation of all the transactions contemplated by this Agreement. The Closing shall not violate any order or decree of any court or governmental body having competent jurisdiction.

                                   ARTICLE 8
                       CONDITIONS TO OBLIGATIONS OF BUYER

         The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject, at the option of Buyer, to the following conditions:

         8.1 Delivery. Seller has delivered to Buyer at Closing:

                  (a) a copy of the certificate of incorporation of Company certified as of a recent date by the Secretary of State of the State of Delaware;

                  (b) a certificate of good standing of Company issued as of a recent date by the Secretary of State of the State of Delaware;

                  (c) a certificate of the secretary or an assistant secretary of Company, dated the Closing, in form and substance reasonably satisfactory to Buyer, as to no amendments to the certificate of incorporation or Bylaws of Company;

                  (d) a signed resignation by each of the directors and officers of Company and terminations of all powers of attorney granted by Company;

                  (e) the organizational documents of Company and the books of minutes of meetings of the boards of directors, committees thereof, shareholders, managers, management committees and other similar records of Company certified as true and correct by the secretary or assistant secretary of Company;

                  (f) certificates representing the Shares duly endorsed for transfer to Buyer or with duly executed stock powers attached;

                  (g) copies of duly executed, acknowledged and recorded Assignments from each of the Current Owners to Company covering such entity's rights, titles and interests in the Assets and copies of duly executed, acknowledged and recorded assignments from each of the Joint Owners to Company covering such entity's rights, titles and interests in the Assets;

                  (h) duly executed letters-in-lieu of transfer orders directing all purchasers of production from or attributable to the Properties after the Effective Time to make payment to Company at Buyer's address of proceeds attributable to such production on and after the Effective Time;

                  (i) an opinion of Seller's general counsel in the form of Exhibit "D" attached hereto; and

                  (j) any other agreements, documents, certificates, approvals, consents or other instruments reasonably necessary to consummate the transactions contemplated by this Agreement.

         8.2 Representations. The representations and warranties of Seller contained herein shall be true and correct in all material respects on the date of Closing as though made on and as of that date.

         8.3 Performance. Seller shall have performed in all material respects the obligations, covenants and agreements hereunder to be performed by it at or prior to the Closing.

         8.4 Pending Matters. No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks substantial damages from Buyer in connection with, or seeks to restrain, enjoin or otherwise prohibit the consummation of all the transactions contemplated by this Agreement. The Closing shall not violate any order or decree of any court or governmental body having competent jurisdiction.

                                   ARTICLE 9
                     CLOSING; ADJUSTMENTS TO PURCHASE PRICE

         9.1 Time and Place of Closing. The transactions contemplated by this Agreement are to be closed on September 15, 1999 (or such later date as Seller may designate as is hereafter provided) at 10:00 a.m. local time in Houston, Texas ("Closing") at the offices of Seller, 1600 First City Tower, 1001 Fannin, Houston, Texas 77002; provided that Seller may, by written notice to Buyer, extend the date of the Closing to a date no later than September 30 for purposes of curing Title Defects or Violations of Environmental Laws or Conditions.

         9.2 Adjustments to the Purchase Price. Seller shall prepare and deliver to Buyer at least three business days prior to the date of the Closing, Seller's estimate of the Adjusted Purchase Price (as hereinafter defined), together with the statement setting forth Seller's estimate of the amount of each adjustment and such backup or supporting information relating thereto as may be necessary to permit Buyer to understand how Seller determined such estimates. The parties shall negotiate in good faith and attempt to agree on such estimated adjustments amounts prior to Closing. If any estimated adjustment amounts are not agreed upon prior to the Closing, the estimate of the Adjusted Purchase Price for purposes of Closing shall be calculated upon Seller's and Buyer's agreed upon estimated adjustments amounts and Seller's good faith estimation of any disputed amounts. At Closing, Buyer shall pay to Seller the estimated Adjusted Purchase Price determined as set forth in this
Section 9.2 (such estimated Adjusted Purchase Price being hereinafter referred to as the "Estimated Adjusted Purchase Price").

                  (a) The Purchase Price shall be increased by the following amounts:

                           (i) the amount as of the Effective Time of all
                  prepaid ad valorem, property or similar taxes and assessments based upon or measured by ownership of the Assets, insofar as such prepaid taxes relate to periods of time after the Effective Time;

                           (ii) all costs and expenses (including but not
                  limited to rentals, royalties, production and severance taxes, capital expenditures, lease operating expenses and overhead) paid that are attributable to the Assets and attributable to the period of time from and after the Effective Time;

                           (iii) the amount of all accounts receivable
                  attributable to Hydrocarbons that at the Effective Time are owned by Company or any of the Current Owners or Joint Owners and are above the pipeline connection, in tanks, in storage or in processing plants; such accounts shall be valued and calculated at the price actually received, if received, by Buyer for such Hydrocarbons, less applicable royalties, burdens and taxes;

                           (iv) an amount equal to the interest on the Purchase
                  Price (as such Purchase Price may be adjusted for Title Defects, Title Benefits, Violations of Environmental Laws or Conditions or pursuant to Section 10.5, in each case, in accordance with the terms of this Agreement) from September 1, 1999 to the date of the Closing at the rate of 6% per annum; provided that if Closing does not occur on or before September 15, 1999 because (A) Seller extends the date of the Closing as provided in Section 9.1 or (B) Seller is unable to close by such date on account of unresolved Title Defects or Violations of Environmental Laws or Conditions (provided that such matters are not unresolved on account of the breach of this Agreement by Buyer), then no such interest will be computed with respect to the days by which the Closing is extended on account of such reasons;

                           (v) any other amount provided for in this Agreement
                  or agreed upon by Buyer and Seller (including amounts for Title Benefits as provided herein).

                  (b) The Purchase Price shall be decreased by the following amounts:

                           (i) an amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of the Assets that are attributable to periods of time prior to the Effective Time, which amounts shall, to the extent not actually assessed, be computed based on such taxes and assessments for the preceding tax year (such amount to be prorated for the period of Company's, any of the Current Owners' or Joint Owners' ownership before and Buyer's ownership after the Effective Time);

                           (ii) an amount equal to all revenues (gross) collected or reasonably estimated by Seller to be collected by Company or any of the Current Owners or Joint Owners with respect to the Assets and attributable to the period of time after the Effective Time;

                           (iii) the amount of all accounts payable including suspense accounts attributable to the period of time prior to the Effective Time, to the extent not theretofore paid by Company or any of the Current Owners or Joint Owners;

                           (iv) the Allocated Value of any Property sold to the holder of a Preferential Right (as hereinafter defined) pursuant to
         Section 10.5;

                           (v) any other amount provided for in this Agreement or agreed upon by Buyer and Seller (including amounts for Title Defects and Violations of Environmental Laws or Conditions as provided herein).

                  (c) For the net Gas Imbalance, or over or under production relative to the Properties as of the Effective Time, the Purchase Price shall be increased or decreased, as appropriate, by the product of (i) the amount (measured in Thousand Cubic Feet ["Mcf"]) of net Gas Imbalances or over or under production, and (ii) One Dollar and No/100 ($1.00) per Mcf.

                  (d) The Purchase Price, as adjusted by adjustments described in Section 9.2(a), (b) and (c) is hereinafter referred to as the "Adjusted Purchase Price".

         9.3 Post-Closing Statement and Procedures. Not later than ninety (90) days after the date of the Closing, Seller shall prepare and deliver to Buyer a final statement of the Adjusted Purchase Price and the adjustment amounts relating thereto (the "Statement").

                  (a) To the extent reasonably required by Seller, Buyer shall assist in the preparation of the Statement. Seller shall provide Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the Statement in order to permit Buyer to perform or cause to be performed an audit. The Statement shall become final and binding upon the parties on the 60th day following receipt thereof by Buyer (the "Final Settlement Date") unless Buyer gives written notice of its disagreement (a "Notice of Disagreement") to Seller prior to such date. Time is of the essence with respect to the Notice of Disagreement. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding on the parties and the Final Settlement Date shall be the earlier of (i) the date Seller and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement or (ii) the date on which the Final Statement (as hereinafter defined) is issued by the Arbitrator (as hereinafter defined).

                  (b) During the thirty (30) days following the date of receipt by Seller of the Notice of Disagreement, Seller and Buyer shall attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If, at the end of such 30 day period, Buyer and Seller have not reached agreement on such matters, the matters that remain in dispute shall be submitted to an arbitrator (the "Arbitrator") for review and resolution. The Arbitrator shall be Price Waterhouse, or if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Buyer and Seller in writing. The Arbitrator shall render a decision resolving the matters in dispute within sixty (60) days following their submission to the Arbitrator. The cost of any arbitration (including the fees and expenses of the Arbitrator) pursuant to this Section 9.3 shall be borne equally by Buyer and Seller. The fees and disbursements of Seller's independent auditors incurred in connection with the procedures performed with respect to the Statement, as requested by Seller, and the fees and disbursements of Buyer's independent auditors incurred in connection with their preparation of the Notice of Disagreement shall be borne by the party that incurs them. As used in this Agreement the term "Final Statement" shall mean the revised Statement described in Section 9.3(a), as prepared by Seller and as may be subsequently adjusted to reflect any subsequent written agreement between the parties with respect thereto, or if submitted to the Arbitrator, the revised Statement issued by the Arbitrator.

                  (c) Within five business days after final determination of the Adjusted Purchase Price in accordance with this Section 9.3, Buyer shall pay to Seller or Seller shall pay to Buyer, as the case may be, the amount by which such final Adjusted Purchase Price is greater than or less than, respectively, the Estimated Adjusted Purchase Price. Any post-Closing payment made pursuant to this Section 9.3(c) shall be made by means of a wire transfer of immediately available funds and shall bear interest at a rate equal to six percent (6%) from the date of the Closing to and including the date of payment.

                                   ARTICLE 10
                            TITLE AND OTHER MATTERS

         10.1 Examination Period. From and after the date of execution hereof until 12:00 p.m. local time in Houston, Texas, on September 3, 1999 (the "Examination Period"), (a) Buyer may notify Seller in writing of any alleged Title Defects affecting any of the Wells or Properties and discovered by Buyer or agent of Buyer, setting forth in such notice a reasonably detailed description of each Title Defect and the value attributed by Buyer to each Title Defect, (b) Buyer shall notify Seller in writing of any Title Benefits discovered by Buyer or agent of Buyer, setting forth in such notice a reasonably detailed description of each Title Benefit and (c) Buyer may notify Seller of any Violation of Environmental Laws or Conditions affecting a Property. Any matters that may otherwise constitute Title Defects or Violation of Environmental Laws or Conditions but that are not specifically raised in writing by Buyer prior to the expiration of the Examination Period shall be deemed to have been waived; provided that Buyer shall not be deemed to have waived (i) any Title Defects arising on account of the breach of the covenants set forth in Section 5.4 hereof or (ii) the Company's rights under any special warranty of title set forth in the Assignments or assignments delivered, in connection with the Pre-Closing Transactions, to Company by Seller, OERI and/or the Joint Owners, with respect to the Title Defects not known to or discovered by Buyer during the Examination Period (the "Special Warranty Rights"). Upon receipt of such notice from Buyer, Seller shall have the right, but not the obligation, to attempt to cure such Title Defects or Violation of Environmental Laws or Conditions prior to 12:00 p.m. local time in Houston, Texas on September 15, 1999 ("Title Cure Date"). From time to time during the Examination Period and prior to the written notice that Buyer is required to deliver as set forth above in this Section 10.1, if Buyer discovers any Title Defects or Violations of Environmental Laws or Conditions and Buyer desires to assert such Title Defects or Violations of Environmental Laws or Conditions, Buyer shall use its reasonable efforts to notify Seller of such Title Defects or Violations of Environmental Laws or Conditions promptly after its discovery thereof in order to provide Seller with as much time as is possible to cure such Title Defects or Violations of Environmental Laws or Conditions if Seller desires to do so.

         10.2 Definitions of Title Defects, Defensible Title, Permitted Encumbrances and Title Benefits.

                  (a) Any (i) default by Company, a Current Owner or a Joint Owner under some material provision of an oil, gas or mineral lease, or (ii) unobtained consent to assignment, lien, charge, obligation, encumbrance, defect or irregularity of title or any other circumstance or condition that causes or could reasonably be expected to cause, prior to the consummation of the Pre-Closing Transactions, the title of a Current Owner or a Joint Owner and after the consummation of the Pre-Closing Transactions, the title of Company, in any of the Properties to be less than Defensible Title (as hereinafter defined) and for which in the case of either (i) or (ii) notice is given by Buyer to Seller pursuant to Section 10.1, shall be a title defect (a "Title Defect").

                  (b) For purposes of this Agreement, the term "Defensible Title" to the Properties shall mean, subject to and except for the Permitted Encumbrances (as hereinafter defined), (i) prior to the consummation of the Pre-Closing Transactions, the title of the Current Owners and Joint Owners and after the consummation of the Pre-Closing Transactions, the title of Company, in the Properties is free and clear of all liens, encumbrances and defects of any kind whatsoever, and (ii) as to those Wells included in the Properties for which a "Working Interest or WI" and a "Net Revenue Interest or NRI" are set forth on Schedule 10.2(b), prior to the consummation of the Pre-Closing Transactions, the Current Owners and Joint Owners (in the aggregate) and after the consummation of the Pre-Closing Transactions, Company, is entitled to receive the percentage of all Hydrocarbons produced, saved and marketed from such Wells in an amount not less than the Net Revenue Interest or NRI set forth on Schedule 10.2(b), without reduction, suspension or termination throughout the duration of the productive life of such Wells (except as such interests may be affected in connection with Gas Imbalances, operations for which any such entity is a non-consenting co-owner, as permitted by the contracts included in the Assets and as set forth on Schedule 10.2(b)), and prior to the consummation of the Pre-Closing Transactions, the Current Owners and Joint Owners (in the aggregate) and after the consummation of the Pre-Closing Transactions, Company, is obligated to bear the percentage of costs and expenses related to the maintenance, development and operation of such Wells in an amount not greater than the Working Interest or WI set forth on Schedule 10.2(b), without increase throughout the productive life of such Wells, except increases that also result in a proportionate increase in the Net Revenue Interest or NRI set forth on
         Schedule 10.2(b) and increases that result from contribution requirements with respect to defaulting co-owners, as permitted by the contracts included in the Assets and as set forth on Schedule 10.2(b).

                  (c) For purposes of this Agreement, the term "Permitted Encumbrances" shall mean any of the following:

                           (i) any liens for taxes and assessments not yet
                  delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business (liability for which will be retained by the Current Owners or Joint Owners, as applicable);

                           (ii) any obligations or duties (other than the
                  payment of fees) to any municipality or public authority with respect to any franchise, grant, certificate, license or permit, and all applicable Law;

                           (iii) any easements, rights-of-way, servitudes,
                  permits and other rights in respect of surface operations, pipelines or the like, and easements for pipelines, power lines and other similar rights-of-way, and encroachments, on, over or in respect of any property or lands of the Current Owners, Joint Owners or Company, or over which the Current Owners, Joint Owners or Company owns rights-of-way, easements, permits or licenses, that do not unreasonably or materially interfere with the operation of any property or lands of the Current Owners, Joint Owners or Company for exploration and production of Hydrocarbons or related operations;

                           (iv) all royalties, overriding royalties, net
                  profits interests, production payments, carried interests, reversionary interests, calls on production and other burdens on or deductions from the proceeds of production that do not operate to (A) reduce the Net Revenue Interest or NRI below that set forth on Schedule 10.2(b) or (B) increase the Working Interest or WI above that set forth on Schedule 10.2(b) without a proportionate increase in the Net Revenue Interest or NRI set forth on such schedule;

                           (v) the terms and conditions of all contracts
                  included in the Assets and Easements including but not limited to all leases, servitudes, production sales contracts, division orders, contracts for sale, purchase, exchange, refining or processing of Hydrocarbons, unitization and pooling designations, declarations, orders and agreements, operating agreements, agreements of development, area of mutual interest agreements, farmout agreements, gas balancing or deferred production agreements, processing agreements, plant agreements, pipeline, gathering and transportation agreements, injection, repressuring and recycling agreements, carbon dioxide purchase or sale agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements to the extent that such contracts and agreements do not (A) reduce the

                  Net Revenue Interest or NRI below that set forth on Schedule 10.2(b) or (B) increase the Working Interest or WI above that set forth on Schedule 10.2(b) without a proportionate increase in the Net Revenue Interest or NRI set forth on such schedule;

                           (vi)  Customary Post-Closing Consents;

                           (vii) preferential purchase rights, rights of first
                  refusal and similar rights to acquire any of the Properties (collectively, "Preferential Rights", or singularly, a "Preferential Right") (which shall be subject to the provisions of Section 10.5);

                           (viii) conventional rights of reassignment prior to
                  abandonment;

                           (ix) any other liens, charges, encumbrances,
                  contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever affecting the Assets that individually or in the aggregate are not such as to interfere materially with the ownership, operation, value or use of any of the Assets, do not materially prevent the Current Owners and Joint Owners (prior to the consummation of the Pre-Closing Transactions) or Company (following the consummation of the Pre-Closing Transactions) from receiving the proceeds of production and that do not operate to (A) reduce the Net Revenue Interest or NRI below that set forth on Schedule 10.2(b) or (B) increase the Working Interest or WI above that set forth on Schedule 10.2(b) without a proportionate increase in the Net Revenue Interest or NRI set forth on such schedule.

                  (d) For purposes of this Agreement, the term "Title Benefit" shall mean (i) any matter that causes an increase in the Current Owners', Joint Owners' or, Company's Net Revenue Interest or NRI (in the aggregate) above that set forth on Schedule 10.2(b) or (ii) any matter that decreases the Current Owners', Joint Owners' or Company's Working Interest or WI (in the aggregate) below that set forth on
         Schedule 10.2(b), without a proportionate decrease in the Net Revenue Interest or NRI set forth on such schedule.

         10.3 Remedies for Title Defects and Violations of Environmental Laws or Conditions Found During the Examination Period.

                  (a) In the event that (i) any Title Defect on a Property is not waived by Buyer or cured on or before the Title Cure Date or (ii) there is a Violation of Environmental Laws or Condition affecting a Property which has not been waived by Buyer or cured on or before the Title Cure Date, then Seller and Buyer shall mutually agree upon one or more of the following remedies, or any combination thereof;

                           (i) reduce the Purchase Price by an amount agreed
                  upon in writing by Buyer and Seller as being the value of such Title Defect or the cost to cure such Violation of Environmental Law or Condition, taking into consideration the Allocated Value of the Property subject to such Title

                  Defect or Violation of Environmental Law or Condition, the portion of the Property subject to such Title Defect or Violation of Environmental Law or Condition, and the legal effect of such Title Defect or Violation of Environmental Law or Condition on the Property affected thereby; provided, however, that if any such Title Defect is the result of a discovery by Buyer that a Net Revenue Interest in a Property that is less than the Net Revenue Interest set forth on
                  Schedule 10.2(b), then Buyer and Seller agree that the proportion of reduction to the Purchase Price shall be equal to the product of the Allocated Value of such Property and the percentage reduction in such Net Revenue Interest as a result of such Title Defect; or

                           (ii) elect to have such Property retained by the
                  Current Owners or Joint Owners, as applicable, and not conveyed to Company pursuant to the Pre-Closing Transactions and the Purchase Price be reduced by the Allocated Value of such Property so retained; or

                           (iii) indemnify Buyer against all liability, loss,
                  cost and expense resulting from such Title Defect or Violation of Environmental Law or Condition pursuant to an indemnity agreement mutually acceptable to the parties.

                  (b) Notwithstanding Section 10.3(a) or anything else to the contrary, (i) in no event shall there be any reduction in the Purchase Price or other remedies provided by Seller for Title Defects unless and until the amount of all Title Defects properly asserted by Buyer for all of the Properties (not including any Title Defects cured by Seller) exceed an amount equal to $1,000,000.00; and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for Violations of Environmental Laws or Conditions unless the aggregate amount of all Violations of Environmental Laws or Conditions properly asserted by Buyer for all of the Properties (not including any violations of Environmental Laws or Conditions cured by Seller) exceed an amount equal to $1,000,000.00, in each case, above which point Buyer shall be entitled to reductions of the Purchase Price with respect to Title Defects or Violations of Environmental Laws or Conditions in excess of such amounts with respect to the Properties affected thereby; provided that any lien filed of record will be adjusted to its full extent, irrespective of the amount of such lien or the amount of all Title Defects or Violations of Environmental Laws or Conditions.

                  (c) Notwithstanding anything herein to the contrary, no Property or Well shall be included in the Assets, and the Current Owners or Joint Owners shall retain any such Property or Well, where the agreed upon reductions to the Purchase Price on account of Title Defects and/or Violations of Environmental Laws or Conditions affecting such Property or Well exceed the Allocated Value of such Property or Well.

         10.4     Remedies for Title Benefits.

                  (a) Seller shall be entitled to an addition to the Purchase Price with respect to all Title Benefits, in an amount to be mutually agreed upon by the parties; provided, however, that if a Title Benefit is the result of a discovery that the Current Owners, Joint Owners or Company owned, as of the Effective Time, a Net Revenue Interest in a

         Property that is greater than the Net Revenue Interest set forth on
         Schedule 10.2(b), then Buyer and Seller agree that the proportion of increase to the Purchase Price shall be equal to the product of the Allocated Value of such Property and the percentage increase in such Net Revenue Interest as a result of such Title Benefit.

                  (b) Notwithstanding Section 10.4(a) or anything else to the contrary, in no event shall there be any additions to the Purchase Price for Title Benefits unless and until the aggregate amount of such Title Benefits for all of the Properties exceeds an amount equal to $1,000,000.00, after which point Seller shall be entitled to additions to the Purchase Price only with respect to Title Benefits in excess of such amount.

         10.5 Preferential Rights to Purchase. Seller shall use its (and shall cause its affiliates and the Joint Owners to use their respective) reasonable efforts to comply with all Preferential Right provisions relative to any Property prior to the Title Cure Date. Seller shall promptly notify Buyer if any Preferential Rights are exercised or waived or if the requisite period has elapsed without said rights having been exercised or waived. If the holder of any Preferential Right validly elects to purchase a Property that is subject to a Preferential Right, the Property will be conveyed to such holder prior to the Closing and a reduction of the Purchase Price shall be made equal to the Allocated Value of such Property.

         10.6 Arbitration Concerning Title Defects and/or Violations of Environmental Laws or Conditions. Any controversy, claim or dispute arising out of or relating to whether or not there is a Title Defect and/or a Violation of Environmental Laws or Conditions or whether or not the operations performed or caused to be performed by Seller to cure a Title Defect and/or a Violation of Environmental Laws or Conditions shall be submitted for binding determination through arbitration by a panel of three (3) arbitrators acting pursuant to American Arbitration Association rules, policies and procedures. The fees and expenses of counsel, witnesses and employees of the parties hereto and all other costs and expenses incurred exclusively for the benefit of the party incurring the same shall be borne by the party incurring such fees and expenses. All other fees and expenses, including but without limitation, compensation for the arbitrators, shall be divided equally between the parties hereto. The parties, upon any dispute over the decision rendered according to this Section 10.6, hereby submit to the jurisdiction of the state and federal courts in the State of Texas and for venue in Houston, Harris County, Texas and waive any right to which they may be entitled to submit a dispute under the laws or courts of another jurisdiction.

         10.7 Exceptions to Seller's Representations in Sections 3.17 and 3.18. Any Title Defect and/or Violations of Environmental Laws or Conditions discovered by Buyer during the Examination Period shall be deemed to be exceptions to the representations of Seller set forth in Sections 3.17 and 3.18 and exceptions to the special warranties of title made by Seller, OERI and/or Joint Owners in the Assignments or assignments (as applicable) delivered to the Company in connection with the Pre-Closing Transactions.

                                   ARTICLE 11
                             ENVIRONMENTAL MATTERS

         11.1 Audit. Buyer may, at its option, cause an environmental audit (the "Audit") of all or any portion of the Properties to be conducted by a reputable industry recognized environmental consulting or engineering firm ("auditors"). The Audit shall be conducted at the sole risk, cost and expense of Buyer, and Buyer and such firm shall indemnify and defend the Seller Indemnitees (as hereinafter defined) from and against any and all Losses arising (as hereinafter defined) from the actions of the auditors, and not information discovered by them, in conducting the Audit.

         11.2 Notice of Violations of Environmental Laws or Conditions. Buyer may notify Seller in writing on or before September 3, 1999, of any environmental matters disclosed by the Audit that Buyer reasonably believes in good faith may constitute a Violation of Environmental Laws or Conditions on a Property, including with such notice a reasonably detailed description of the specific matter(s) that is an alleged Violation of Environmental Laws or Conditions and its estimated cost and expense to cure such alleged Violation of Environmental Laws or Conditions.

         11.3 Remedies for Violations of Environmental Laws or Conditions. If Seller confirms to its reasonable satisfaction that any matter described in a notice delivered pursuant to Section 11.2 constitutes a Violation of Environmental Laws or Conditions, then the remedies for such matter shall be as set forth in Section 10.3 hereof.

         11.4 Limitations. Notwithstanding anything to the contrary, this
Article 11, Section 10.3 and the Special Warranty Rights are intended to be the sole and exclusive remedy that Buyer (or any other Buyer Indemnitees (as hereinafter defined)) shall have against Seller (or any other Seller Indemnitees (as hereinafter defined)) with respect to any matter or circumstance relating to Title Defects and/or Violations of Environmental Laws or Conditions. EXCEPT TO THE LIMITED EXTENT NECESSARY TO ENFORCE THE TERMS OF THIS ARTICLE 11 AND EXCEPT AS PROVIDED IN SECTION 10.3 OR WITH RESPECT TO THE SPECIAL WARRANTY RIGHTS, BUYER (ON BEHALF OF ITSELF AND EACH OF THE OTHER BUYER INDEMNITEES) HEREBY RELEASES AND DISCHARGES ANY AND ALL CLAIMS AT LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, AGAINST ANY OF THE SELLER INDEMNITEES WITH RESPECT TO ANY MATTER OR CIRCUMSTANCE RELATING TO TITLE OR ENVIRONMENTAL LAWS OR CONDITIONS AND BUYER AT CLOSING WILL AGREE TO INDEMNIFY AND HOLD HARMLESS SELLER, THE SELLER INDEMNITEES FROM ALL LOSSES THEREFROM.

                                   ARTICLE 12
                                     TAXES

         12.1     Allocation of Taxes.

                  (a) Buyer shall be liable for all sales, use, documentary, recording, stamp, transfer or similar taxes, assessments or fees arising from the transactions contemplated by this Agreement, including such taxes, assessments or fees incurred in connection with the Pre-Closing Transactions.

                  (b) All ad valorem, property and similar taxes on the Assets shall be prorated pursuant to Sections 9.2(a)(i) and 9.2(b)(i), and Buyer assumes the obligation to pay all such taxes to the appropriate Governmental Entity on or before the applicable due date.

                  (c) Except as set forth in Sections 12.1(a) and (b), Seller shall be responsible for all taxes imposed on or with respect to the Assets that are attributable to any taxable period before the Effective Time. Buyer shall be responsible for all taxes imposed on or with respect to the Assets on or after the Effective Time.

                  (d) Subject to Buyer's obligations set forth in Section 6.3, Seller shall be responsible for any tax liability resulting from its failure to timely make the Section 338(h)(10) election in accordance with Section 5.5.

                  (e) Seller shall be responsible for the preparation and filing of any Tax Returns related to the Assets or Company that are required to be filed for taxable periods ending before the Effective Time. Buyer shall be responsible for the preparation and filing of all other Tax Returns related to the Assets or Company.

         12.2     Indemnity for Taxes.

                  (a) BUYER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, OERI, THE JOINT OWNERS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE "SELLER INDEMNITEES") FROM AND AGAINST ANY AND ALL LIABILITY FOR TAXES IMPOSED OR ASSESSED BY ANY TAXING AUTHORITY THAT ARE THE RESPONSIBILITY OF BUYER PURSUANT TO THIS
         ARTICLE 12.

                  (b) SELLER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER, ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE "BUYER INDEMNITEES") FROM AND AGAINST ANY AND ALL LIABILITY FOR TAXES IMPOSED OR ASSESSED BY ANY TAXING AUTHORITY THAT ARE THE
         RESPONSIBILITY OF SELLER PURSUANT TO THIS ARTICLE 12.

                                   ARTICLE 13
                                  TERMINATION

         13.1 Termination At or Prior to Closing. This Agreement may be terminated on or prior to the Closing as follows:

                  (a) by mutual written consent of the parties;

                  (b) by Seller on the Closing if the conditions set forth in
         Article 7 have not been satisfied in all material respects;

                  (c) by Buyer on the Closing if the conditions set forth in
         Article 8 have not been satisfied in all material respects;

                  (d) by Seller if the Closing shall not have occurred on or before September 30, 1999; provided, however, that such party cannot so terminate this Agreement if such party is at such time in material breach of any provision of this Agreement;

                  (e) by Seller or Buyer if the Closing shall not have occurred on or before November 30, 1999; provided, however, that no such party can so terminate this Agreement if such party is at such time in material breach of any provision of this Agreement;

                  (f) by Seller or Buyer if any Governmental Entity shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein; or

                  (g) by Seller or Buyer if (i) the aggregate amount of all Title Defects (net of any Title Benefits) asserted by Buyer pursuant to Section 10.1 or the aggregate amount of all Purchase Price reductions related to Title Defects pursuant to Section 10.3(a) plus
         (ii) the estimated aggregate amount of the cost of curing all Violations of Environmental Laws asserted by Buyer pursuant to Sections 10.1 and/or 11.2 or the aggregate amount of all Purchase Price reductions related to Violations of Environmental Laws pursuant to Section 10.3(a), exceeds an amount equal to ten percent (10%) of the Purchase Price.

         13.2 Effect of Termination. In the event that Closing does not occur as a result of any party exercising its right to terminate pursuant to Section 13.1, then this Agreement shall be null and void and no party shall have any rights or obligations under this Agreement, except that nothing herein shall relieve any party from any liability for any breach hereof.

         13.3 Remedies for Termination. If Seller terminates this Agreement pursuant to Section 13.1(b) then Seller at its election shall be entitled to
(a) specific performance of this Agreement and may petition a court for an injunction ordering same or (b) damages equal to the difference between the Purchase Price provided for herein and the purchase price ultimately received by Seller and the other Current Owners and the Joint Owners for the sale of the Assets or the Shares. If Buyer terminates this Agreement pursuant to Section 13.1(c) then Buyer at its election shall be entitled to (a) specific performance of this Agreement and may petition a court for an injunction ordering same or (b) damages equal to Buyer's cost incurred in due diligence and in preparation for the transactions contemplated hereby.

                                   ARTICLE 14
                        OTHER AGREEMENTS OF THE PARTIES

         14.1 Assumption. At the Closing, subject to Seller's obligations set forth in Sections 10.3(a), 12.2(b) and 14.2(b), Buyer shall assume all liabilities, duties and obligations of every kind whatsoever of the Current Owners, the Joint Owners and Company relative to the ownership or operation of the Assets, including, without limitation, (a) all Gas Imbalances, (b) all obligation to pay all trade and other accounts payable relative to the Assets incurred subsequent to the Effective Time, and (c) all suspense accounts of the Current Owners, the Joint Owners and Company relating to the Properties; provided, however, that Buyer shall not assume and shall have no liability whatsoever (contingent or otherwise) with respect to the Excluded Assets.

         14.2     Indemnification.

                  (a) SUBJECT TO SECTIONS 10.3(a), 12.2(b) AND 14.2(c), BUYER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE SELLER INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, CAUSES OF ACTIONS, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, INVOLVING THEORIES OF NEGLIGENCE OR STRICT LIABILITY OR INVOLVING DAMAGE TO PROPERTY OR INJURY OR DEATH TO PERSONS AND INCLUDING COURT COSTS, THIRD-PARTY COSTS AND EXPENSES IN PREPARATION FOR COURT OR ARBITRATION AND ATTORNEYS' FEES) ("LOSSES") ASSERTED AGAINST, RESULTING FROM, IMPOSED UPON OR INCURRED BY ANY OF THE SELLER INDEMNITEES AS A RESULT OF, OR ARISING OUT OF, THE BREACH OF ANY OF THE REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS OF BUYER CONTAINED IN THIS AGREEMENT, OR AS A RESULT OF, OR ARISING OUT OF, THE OWNERSHIP OR OPERATION OF THE ASSETS OR THE SHARES INCLUDING, BUT NOT LIMITED TO, THE OBLIGATION TO PROPERLY PLUG AND ABANDON ALL WELLS NOW OR HEREAFTER LOCATED ON ANY OF THE ASSETS, OR AS A RESULT OF, OR ARISING OUT OF, ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS OR CONDITIONS (EXCEPT TO THE EXTENT OF SELLER'S RESPONSIBILITY FOR CERTAIN VIOLATIONS OF ENVIRONMENTAL LAWS OR CONDITIONS PURSUANT TO
         SECTION 10.3(a)), REGARDLESS IN EACH CASE WHETHER KNOWN OR UNKNOWN, WHETHER ATTRIBUTABLE TO PERIODS OF TIME BEFORE OR AFTER THE EFFECTIVE TIME OR CLOSING, AND WHETHER ANY OF THE SELLER INDEMNITEES WERE WHOLLY OR PARTIALLY NEGLIGENT OR

         OTHERWISE AT FAULT; PROVIDED, HOWEVER, THAT BUYER SHALL HAVE NO OBLIGATION TO INDEMNIFY ANY OF THE SELLER INDEMNITEES WITH RESPECT TO ANY MATTER TO THE EXTENT SELLER IS INDEMNIFYING BUYER FOR SUCH MATTER PURSUANT TO SECTIONS 10.3(a), 12.2(b) AND 14.2(b).

                  (b) SUBJECT TO SECTIONS 14.2(d) AND 14.2(e), SELLER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE BUYER INDEMNITEES FROM AND AGAINST ANY AND ALL LOSSES CAUSED BY, ARISING FROM OR ATTRIBUTABLE TO
         (I) ANY MATERIAL MISREPRESENTATION OF SELLER HEREUNDER, (II) ANY BREACH OF WARRANTY OF THE SELLER IN OR UNDER THIS AGREEMENT, OR (III) ANY BREACH OF ANY COVENANT MADE BY SELLER HEREUNDER. THE OBLIGATION OF SELLER TO PROVIDE INDEMNIFICATION TO BUYER FOR ANY MISREPRESENTATION OR BREACH OF WARRANTY OR COVENANT OF SELLER (EXCLUDING ANY BREACH OF ANY OF SELLER'S COVENANTS UNDER SECTIONS 12.1(d) AND 14.2(g) HEREOF) SHALL BE LIMITED TO (A) CLAIMS SUBMITTED IN WRITING BY BUYER TO SELLER ON OR BEFORE DECEMBER 31, 2000 AND (B) CLAIM(S) EXCEEDING AN AMOUNT OF ONE MILLION DOLLARS ($1,000,000) IN THE AGGREGATE BUT (X) WITH RESPECT TO SELLER'S OBLIGATION TO PROVIDE INDEMNIFICATION TO BUYER FOR ANY MISREPRESENTATION OR BREACH OF WARRANTY, SELLER SHALL NOT BE OBLIGATED TO INDEMNIFY ANY BUYER INDEMNITEE FOR ANY AMOUNTS IN EXCESS OF FOUR MILLION DOLLARS ($4,000,000.00) IN THE AGGREGATE, AND (Y) WITH RESPECT TO SELLER'S OBLIGATION TO PROVIDE INDEMNIFICATION TO BUYER FOR ANY BREACH OF ANY COVENANT (EXCLUDING ANY BREACH OF ANY OF SELLER'S COVENANTS UNDER SECTIONS 12.1(d) AND 14.2(g) HEREOF), SELLER SHALL NOT BE OBLIGATED TO INDEMNIFY ANY BUYER INDEMNITEE FOR ANY AMOUNTS IN EXCESS OF FOUR MILLION DOLLARS ($4,000,000.00) IN THE AGGREGATE.

                  (c) Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer be liable to the Seller Indemnitees for any exemplary, punitive, special, indirect, consequential, remote or speculative damages; provided, however, that if the Seller Indemnitees are held liable to a third party for any of such damages and Buyer is obligated to indemnify the Seller Indemnitees hereunder for the matter that gave rise to such damages, then Buyer shall be liable for, and obligated to reimburse the Seller Indemnitees for, such damages.

                  (d) Notwithstanding anything to the contrary in this Agreement, in no event shall Seller be liable to the Buyer Indemnitees for any exemplary, punitive, special, indirect, consequential, remote or speculative damages; provided, however, that if the Buyer Indemnitees are held liable to a third party for any of such damages and Seller is obligated to indemnify the Buyer Indemnitees hereunder for the matter that gave rise to such damages, then Seller shall be liable for, and obligated to reimburse the Buyer Indemnitees for, such damages.

                  (e) All claims for indemnification under Sections 12.2, 14.2(a), 14.2(b) or 14.2(g) shall be asserted and resolved pursuant to this Section 14.2(e). Any person claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and any person against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party". In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such Losses if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party's ability to defend against the Losses is not prejudiced. The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and/or (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given prior notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party Losses, or any cross-complaint against any person. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.

                  (f) The representations, warranties and covenants made by Seller pursuant to this Agreement (other than the representations and warranties set forth in Sections 3.17 and 3.18 which shall expire upon the occurrence of Closing) shall survive the Closing for the following periods after the Closing Date: (i) the covenants set forth in Section 12.1(d) shall survive until one day after the expiration of the applicable statute of limitations (including all extensions); (ii) the covenants set forth in Section 14.2(g) shall survive without limitation; and (iii) all other representations and warranties and covenants of Seller shall survive until December 31, 2000. Representations, warranties and covenants of Seller under this Agreement shall be of no further force or effect after the applicable expiration date specified above; provided, however, that there shall be no such termination of any representation, warranty or covenant with respect to a bona fide claim asserted with respect thereto prior to such date in accordance with the terms of Section

         14.2(e). All representations, warranties and covenants of Buyer shall survive the Closing without any limitation as to time.

                  (g) SUBJECT TO SECTIONS 14.2(d) AND 14.2(e), SELLER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE BUYER'S INDEMNITEES FROM AND AGAINST ANY AND ALL LOSSES CAUSED BY, ARISING FROM OR ATTRIBUTABLE TO THE SUITS SET FORTH ON SCHEDULE 3.7 HEREOF.

                  (h) WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

         14.3     Records: Access and Retention.

                  (a) On or before the Closing, Seller will deliver to Buyer at Buyer's cost and expense all the books, records and files applicable to the Assets in Seller's or its affiliates' possession.

                  (b) After the Closing, Buyer shall give Seller and its authorized representatives such access, during normal business hours, to the books, records and files being conveyed, assigned and transferred to Buyer hereunder, as may be reasonably required by Seller, provided that such access does not unreasonably interfere with the ongoing operations of Buyer. Seller shall be entitled to keep or obtain extracts and copies of such books, records and files.

                  (c) For a period of seven (7) years after the Closing, Buyer shall use its reasonable efforts to preserve and retain all books, records and files being conveyed, assigned and transferred to Buyer hereunder; provided, however, that in the event that Buyer transfers all or a portion of the Assets or the Shares to any third party during such period, Buyer may transfer to such third party all or a portion of the books, records and files related thereto, provided such third party transferee expressly assumes in writing the obligations of Buyer under this Section 14.3 and Buyer first offers to Seller the opportunity, at Seller's expense, to copy the books, records and files to be transferred.

         14.4 Names. As soon as reasonably possible after Closing, but in no event later than forty-five (45) days after Closing, Buyer shall remove the names of OERI, Seller and/or Seagull Energy E&P Inc., and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies and all other parties to the oil and gas leases, Easements and contracts included in the Assets to place the title or other indicia of ownership, including operation of the Assets, in a name other than OERI, Seller or Seagull Energy E&P Inc., or any variations thereof.

         14.5 Expenses. Each party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither party shall be entitled to any reimbursement for such expenses from the other party hereto, except as provided in Articles 13 and 14.

         14.6 Independent Investigation. Buyer represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and its affiliates and that it has had access to the Assets, the officers and employees of Seller and its affiliates, and the books, records and files of Seller relating to the Assets and that, in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets and Shares and upon the representations and warranties made in Article 3. Accordingly, Buyer acknowledges that none of Seller, its affiliates or any Joint Owner has made, and Seller (on behalf of itself, its affiliates and all Joint Owners) hereby expressly disclaim and negate any representation or warranty (other than those express representations and warranties made in Article 3), express, implied, at common law, by statute or otherwise, relating to the Assets.

         14.7 Disclaimer Regarding Assets. Except as otherwise expressly provided in Article 3 above and except with respect to the Special Warranty Rights, BUYER ACKNOWLEDGES THAT NONE OF SELLER, ITS AFFILIATES OR ANY JOINT OWNER HAS MADE, AND SELLER (ON BEHALF OF ITSELF, ITS AFFILIATES AND THE JOINT OWNERS) HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY REAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM REDHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, AND (h) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PRESENCE OF MATERIALS IN, ON OR UNDER THE ASSETS OR PROTECTION OF THE ENVIRONMENT OR HEALTH), IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE 3 AND WITH RESPECT TO THE SPECIAL WARRANTY RIGHTS) THE REAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES


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

AND PERSONAL PROPERTY ARE AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER REPRESENTS TO SELLER AND ALL SELLER INDEMNITEES THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE REAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS BUYER DEEMS APPROPRIATE AND BUYER WILL ACCEPT THE REAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

         14.8 Disclaimer Regarding Information and Year 2000 Compliance. Seller (on behalf of itself, its affiliates and the Joint Owners) hereby expressly negates and disclaims, and Buyer hereby waives and acknowledges that none of such parties or their representatives made, any representation or warranty, express or implied, relating to (a) the accuracy, completeness or materiality of any information, data or other materials (written or oral) now, heretofore, or hereafter furnished to Buyer by or on behalf of such parties or (b) production rates, recompletion opportunities, decline rates, geological or geophysical data or interpretations, the quality, quantity, recoverability or cost of recovery of any Hydrocarbon reserves, any product pricing assumptions, or the ability to sell or market any Hydrocarbons after Closing, or (c) that any of the Assets are Year 2000 or "Y2K" compliant.

         14.9 Waiver of Trade Practices Acts.

                  (a) It is the intention of the parties that Buyer's rights and remedies with respect to this transaction and with respect to all acts or practices of the Seller Indemnitees, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices-Consumer Protection Act, Tex. Bus. & Com. Code Ann. ss. 17.41 et seq. (the "DTPA"). As such, Buyer hereby waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes; provided, however, Buyer does not waive ss. 17.555 of the DTPA. Buyer acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $5 million or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.

                  (b) To the maximum extent permitted by law, Buyer hereby waives all provisions of consumer protection acts, deceptive trade practice acts and other acts similar to the DTPA in all jurisdictions in which any of the Assets are located (such acts, together with the DTPA, are hereinafter collectively referred to as the "Trade Practices Acts").

                  (c) Buyer expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the Trade Practices Acts and this waiver of the Trade Practices Acts. Buyer further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the Trade Practices Acts.

                                   ARTICLE 15
                                 MISCELLANEOUS

         15.1     Applicable Law; Alternative Dispute Resolution.

                  (a) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

                  (b) Except as expressly provided in Sections 9.3 and 10.6, any dispute arising under this Agreement shall be resolved pursuant to this Section 15.1(b):

                           (i) Any party has the right to request the other to
                  meet to discuss a dispute. The party requesting the meeting will give at least five (5) business days prior notice in writing of the subject it wishes to discuss, provide a written statement of the dispute, and designate an officer of the company with complete power to resolve the dispute to attend the meeting. Within three (3) business days after receipt to such request, the party receiving the request will provide a responsive written statement and will designate an officer of the company who will attend the meeting with complete power to resolve the dispute.

                           (ii) If the meeting fails to resolve the dispute by
                  a signed agreement among the officers, the dispute shall be submitted for nonappealable, binding arbitration as described in this Section 15.1.

                           (iii) The parties agree to make discovery and
                  disclosure of all matters relevant to the dispute to the extent and in the manner provided by the Federal Rules of Civil Procedure. The arbitration panel will rule on all requests for discovery and disclosure and discovery shall be completed within ninety (90) days of the date of the first notice pursuant to Section 15.1(b)(i). The arbitrators may consider any matter relevant to the subject to the dispute and shall follow the statutes and decisions of the substantive law of Texas relevant to the subject. The arbitrators shall not have the authority or power to alter, amend or modify any of the terms and conditions of the agreement of the parties. The arbitrators shall issue a final ruling within 180 days of the date of the first notice pursuant to Section 15.1(b)(i).

                           (iv) The ruling of the arbitrators shall be in
                  writing and signed and shall be final and binding upon the parties. The fees and expenses of counsel, witnesses and employees of the parties and all other costs and expenses incurred exclusively for the benefit of the party incurring the same shall be borne by the party incurring such fees and expenses. All other fees and expenses including, without limitation, compensation for the arbitrators, shall be divided equally between the parties. All meetings held pursuant to this
                  Section 15.1 shall take place in Houston, Texas.

         15.2 No Third Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a third party beneficiary contract; provided, however, that the indemnification provisions in Article 12 and in Section 14.2 shall inure to the benefit of the Buyer Indemnitees and the Seller Indemnitees as provided therein.

         15.3 Waiver. Except as expressly provided in this Agreement, neither the failure nor any delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. Except as expressly provided herein, no waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the party against whom it is sought to be enforced.

         15.4 Entire Agreement; Amendment. This Agreement, the Schedules and Exhibits hereto, each of which is deemed to be a part hereof, and any agreements, instruments or documents executed and delivered by the parties pursuant to this Agreement, constitute the entire agreement and understanding between the parties hereto, and it is understood and agreed that all previous undertakings, negotiations and agreements between the parties regarding the subject matter hereof are merged herein; provided, however, that this Agreement does not supersede the confidentiality agreement previously executed by and between Seller and Buyer, which shall not terminate (except in accordance with its terms) unless and until the Closing occurs, and following the Closing, only to the extent it relates to the Assets or Shares. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer and Seller.

         15.5 Notices. Any and all notices or other communications required or permitted under this Agreement shall be given in writing and delivered in person or sent by United States certified or registered mail, postage prepaid, return receipt requested, or by overnight express mail, or by telex, facsimile or telecopy to the address of such party set forth below. Any such notice shall be effective upon receipt or three (3) days after placed in the mail, whichever is earlier.

         If to Seller or any other Seller's Indemnitee:

         Ocean Energy, Inc.
         1001 Fannin Street, Suite 1600
         Houston, Texas 77002-6794
         Attention:  Stephen A. Thorington
         Telecopy Number:  713-265-8024

         With a copy to:

         Ocean Energy, Inc.
         1001 Fannin Street, Suite 1600
         Houston, Texas 77002-6794
         Attention:  Robert R. Reeves
         Telecopy Number:  713-882-7224


         If to Buyer or any other Buyer's Indemnitee:

         Cross Timbers Oil Company
         810 Houston Street, Suite 2000
         Fort Worth, Texas  76102-6298
         Attention:  Vaughn O. Vennerberg, II
         Telecopy Number:  817-882-2800

         With a copy to:

         Cross Timbers Oil Company
         810 Houston Street, Suite 2000
         Fort Worth, Texas  76102-6298
         Attention:  E.E. Storm III
         Telecopy Number:  817-870-7278


Any party may, by notice so delivered, change its address for notice purposes hereunder.

         15.6 Assignment. No party shall assign (by operation of law or otherwise) all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party and any assignment or delegation made without such consent shall be void; provided, however, that prior to Closing Buyer may assign this Agreement to an affiliate of Buyer. Following any such an assignment, (i) Buyer shall remain jointly liable with such affiliate for duties, liabilities and obligations of the buyer hereunder, (ii) Buyer shall be deemed, as of the Closing, to have made the representations set forth in Sections 4.1 though 4.9 hereof with respect to such affiliate and shall indemnify the Seller Indemnitees for a breach of any such representations, and
(iii) Buyer shall be deemed, as
of the Closing, to have remade the representations set forth in Article 4 at to it. The term "affiliate" as used in this Section means any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, Buyer. The term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of 50% or more of the voting power (or in the case of a person which is not a corporation, 50% or more of the ownership interest, beneficial or otherwise) of such person or the power otherwise to direct or cause the direction of the management and policies of that person, whether through voting, by contract or otherwise. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties hereto and their permitted successors and assigns.

         15.7 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted. If any provision is inapplicable to any person or circumstance, it shall, nevertheless, remain applicable to all other persons and circumstances.

         15.8 Publicity. Seller and Buyer shall consult with each other with regard to all publicity and other releases concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any Governmental Entity or stock exchange, no party shall issue any such publicity or other release without the prior written consent of the other party.

         15.9 Construction. Any section headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction or interpretation of this Agreement or any provisions thereof. No provision of this Agreement will be interpreted in favor of, or against, any party by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

         15.10 No Merger. The delivery and/or recordation of the assignments to be delivered pursuant to this Agreement shall not cause, under the doctrine of merger or otherwise, the extinguishment of any representations, warranties or agreements contained in this Agreement. In the event of any conflict between the terms of this Agreement and the terms of such assignments, the terms of this Agreement shall govern and control.

         15.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and which together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement on the date first written above.

SELLER

SEAGULL ENERGY E&P INC.


By:
         -----------------------------------
Name:    Stephen A. Thorington
Title:   Senior Vice President-Finance,
         Treasury and Corporate Development


BUYER

CROSS TIMBERS OIL COMPANY


By:
         -----------------------------------
Name:    Vaughn O. Vennerberg, II
Title:   Senior Vice President-Land



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



                                 SCHEDULE 3.18

                             ENVIRONMENTAL MATTERS




                                      None